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                         [LOGO OF ENACT APPEARS HERE]

                                                                   EXHIBIT 10.13
Mr. Gil Mott
203U Foliage Circle
Cary, North Carolina 27511

Re: Employment Agreement
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Dear Gil:

ENACT Products is pleased to offer to you the position of Senior Vice President, Sales and Marketing, subject to the terms and conditions of this letter agreement. In consideration of the agreements set forth below, you and ENACT agree to the following:

1.0  Term of Employment: Your employment will begin on March 1, 1995 and will
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last for a period of three years. You and ENACT may negotiate a future agreement at any time. Nothing in this section will change the "at will" nature of your employment.

2.0  Officer and Director: As Senior Vice President, Sales and Marketing, you
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will be an officer of the company. You will also be nominated to join ENACT's
Board of Directors. All ENACT directors are nominated and elected annually by the shareholders.

3.0  Indemnification: Per ENACT's by-laws, ENACT officers and directors are
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indemnified to the fullest extent provided by California law.

4.0  Salary: Your starting salary will be $238,000.00 per year, paid monthly in
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accordance with ENACT's normal payroll practices. Your salary will be reviewed annually, and you will be entitled to participate in future bonus programs that the company may institute. You will also be paid a $1,000.00 per month auto allowance.

5.0  Benefits: You are entitled to participate in ENACT's employee benefit
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plans. Currently ENACT has a medical and dental insurance program that provides coverage for you and your dependents. ENACT also has life insurance and long term disability coverage for you. The company recognizes major holidays, plus combined vacation/sick time for all employees.

6.0  Stock Option: As part of this agreement, ENACT will grant you an option to
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purchase 400,000 shares of ENACT common stock, vesting monthly over a three year period, so long as you are employed by the company. The option price will be confirmed by the Board of Directors, and is likely to be in the range of $0.15 per share.

7.0  Salary protection prior to financing: Between the starting date of your
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employment and such time as ENACT closes on additional financing of a minimum of
$4 million, ENACT will offer you a salary guarantee as follows:

     (a) Upon your instruction, and within 10 business days, ENACT will place $250,000.00 in a bank account granting you a security interest.

     (b) If for any reason ENACT fails to pay your monthly salary, you may elect to terminate your employment, and each month you will be entitled to draw an amount equal to one month's salary ($20,833.33), from the security account.

     (c) You may draw on the account each successive month until you have secured other employment satisfactory to you, but not for more than 12 months.



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     (d) In the event your new employment is at a lower compensation level than
     $250,000.00, you may draw an amount equal to the difference between your ENACT salary and new compensation, during each remaining month of the 12 month period.

     (e) The salary guarantee will end, and the security account will be returned to ENACT's control, as soon as ENACT closes additional financing of $4 million or greater.

8.0 Termination/Severance: During the term of this agreement there may be
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circumstances whereby you are terminated by ENACT or choose to resign:

     (1) You are terminated "Without Cause" by ENACT- All officers of ENACT
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     serve at the pleasure of the Board and may be removed by a majority vote.

     (2) You resign for "Good Reason"- (a) If ENACT significantly reduces your
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     duties or compensation (other than as provided in Section 7.0 above)
     without your agreement, or, (b) there is a change in control of the Company by merger where ENACT is not the surviving party, or via acquisition by a third party such that they hold greater than 50% of the voting stock of the company.

     (3) You resign without "Good Reason"- You decide to resign for your own
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     reasons.

     (4) Termination "For Cause" by ENACT- Any of the following: (a) conviction
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     of a felony; (b) commission of any act of theft, fraud, or dishonesty against ENACT; (c) intentional acts of gross negligence that have a material, detrimental effect on ENACT; (d) continual and uncured failure to perform reasonable duties asked of you; (e) wrongful disclosure of confidential information or trade secrets.

If your employment is terminated for case (1) or (2) above:

     (a) You will be paid any unpaid salary, expenses, benefits and bonus earned up to the date of your termination.

     (b) You will be paid a one-time, lump sum severance payment of $250,000.00.

     (c) You will cooperate fully with ENACT to transfer your work, duties and responsibilities.

     (d) You will promptly return all company property and confidential and proprietary information in your possession, and will continue maintain the company's confidentiality agreement.

     (e) You will resign from ENACT's Board if asked by the Board.

If your employment is terminated for case (3) or (4) above:

     (a) You will be paid any unpaid salary, expenses, and benefits earned up to the date of your termination

     (b) You will cooperate fully with ENACT to transfer your work, duties and responsibilities.

     (c) You will promptly return all company property and confidential and proprietary information in your possession, and will continue maintain the company's confidentiality agreement.
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     (d) You will resign from ENACT's Board if asked by the Board.

9.0  Stock Option Vesting Upon Termination or Change of Control- If, as in
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Section 8.0, (1); you are "Terminated Without Cause": You will be entitled to exercise stock that has vested, and you will be entitled to an additional one year accellerated vesting on remaining options per Section 6.0.

If, as in Section 8.0, (2); you resign "For Good Reason": If the cause is for reduced duties or compensation as in Section 8.0, (2), (a): You will be entitled to exercise stock that has vested, and you will be entitled to an additional one year accellerated vesting on remaining options per Section 6.0.

If you resign due to Change of Control where a new owner controls greater than 51% of the voting stock: You will be entitled to exercise stock that has vested, and you will be entitled to an additional one year accellerated vesting on remaining options per Section 6.0.

If, as in Section 8.0, (3) you resign "Without Good Reason": You will be entitled to exercise stock that has vested, and as of the date of your termination, vesting will terminate immediately.

If, as in Section 8.0, (4), you are terminated "For Cause": You will be entitled to exercise stock that has vested, and as of the date of your termination, vesting will terminate immediately.

If there is a merger where ENACT is not the surviving entity, or if there is a sale of substantially all of the assets of the company: You will be entitled to exercise stock that has vested, and 100% of your remaining options per Section
6.0 will vest automatically.

10.0 Trade Secrets, Proprietary and Confidential Information/No Solicitation:
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During the term of your employment with ENACT, you agree to execute and maintain
ENACT's standard employee confidentiality agreement, and you agree to protect ENACT trade secrets and proprietary information. Upon termination of your employment for any reason, you agree to maintain the provisions of the confidentiality agreement. Upon termination, for a period of one year you agree not to solicit for employment any of ENACT's then current employees.

11.0 Damages/Arbitration: This agreement spells out the entire compensation due
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you during your employment and upon termination. Neither you nor ENACT will be entitled to damages, including without limitation special, consequential, general, liquidated, or punitive damages arising out of this agreement or your employment with ENACT. Any dispute, or claim arising from this agreement will be subject to binding arbitration in accordance with the Commercial rules of the American Arbitration Association then in effect.

If this letter agreement sets forth our entire agreement, please sign below and return the original to me. You may keep the enclosed copy.

ENACT Products, Inc.

By: /s/ Matthew Sanders                 Employee: /s/ Gilbert Mott
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Title: President
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Date: March 1, 1995                         Date: 3/1/95
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